PRUDENTIAL FlexGuard Income
SINGLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUCO LIFE INSURANCE COMPANY
Supplement dated June 16, 2025
To
Prospectus dated May 1, 2025

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information.
This Supplement contains information about the Prudential FlexGuard Income Index-Linked and Variable Annuity (“B Series”).
1.
Effective July 1, 2025, in the “Index Strategies” section of the Prospectus, the second paragraph of the “Enhanced Cap Rate Index Strategy” subsection is revised and restated as follows:
“Cap Rates and Spreads may vary by Index, Index Strategy Term, Cap Rate and Buffer.  Multiple Spread options with different Cap Rates may be offered with the same level of Buffer. The Enhanced Cap Rate Index Strategy is available in 1-year Terms during the Savings and Income Stages. We will not offer the Enhanced Cap Rate Strategy where the Spread exceeds the Cap Rate.”

2.
Effective July 1, 2025, in the “Index Strategies” section of the Prospectus, the third paragraph of the “Step Rate Plus Index Strategy” subsection is revised and restated as follows:

“A different Step Rate and Participation Rate may be declared for different Indices, Buffers, and Index Strategy Terms. The Step Rate Plus Index Strategy is available in 1-year Terms during the Savings Stage and Income Stage.”
3.
Effective July 1, 2025, in the “Index Linked Variable Income Benefit” section of the Prospectus, the third sentence of the third paragraph is revised and restated as follows:
“During the Income Stage of the Benefit, only the 1-year Point-to-Point with Cap Index Strategies, 1-year Dual Directional Index Strategies, 1-year Step Rate Plus Index Strategies and 1-year Enhanced Cap Rate* Strategies are available so you may have to reallocate to those available Strategies.”
*Enhanced Cap Rate Index Strategies are only available on Annuities with an Application Sign Date on or after July 1, 2024.
4.
Effective July 1, 2025, in the “Managing Your Account Value” section of the Prospectus, the second paragraph of the “TRANSFER AND REALLOCATION GUIDELINES – ANNUITIES WITH AN APPLICATION SIGN DATE ON OR AFTER DECEMBER 15, 2022” subsection is revised and restated as follows:
“During the Income Stage, you may only allocate to the 1-year Point-to-Point with Cap Index Strategies, 1-year Dual Directional Index Strategies, 1-year Step Rate Plus Index Strategies and 1-year Enhanced Cap Rate* Index Strategies and may not allocate to any Variable Subaccount.”
*Enhanced Cap Rate Index Strategies are only available on Annuities with an Application Sign Date on or after July 1, 2024.
5.
Effective July 1, 2025, in the “Managing Your Account Value” section of the Prospectus, the second paragraph of the “TRANSFER AND REALLOCATION GUIDELINES – ANNUITIES WITH AN APPLICATION SIGN DATE PRIOR TO DECEMBER 15, 2022” subsection is revised and restated as follows:
“During the Income Stage, you may only allocate to the 1-year Point-to-Point with Cap Index Strategies, 1-year Dual Directional Index Strategies and 1-year Step Rate Plus Index Strategies and may not allocate to any Variable Subaccount.”

If you have any questions or would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

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